Exhibit 21.1
Subsidiaries of the Company
The Company, Carrizo Oil & Gas, Inc., has the following wholly owned Subsidiaries:
Subsidiary
Bandelier Pipeline Holding, LLC
Carrizo (Eagle Ford) LLC
Carrizo Marcellus Holding Inc.
Carrizo (Marcellus) LLC
Carrizo (Marcellus) WV LLC
Carrizo (Niobrara) LLC
Carrizo (Utica) LLC
Carrizo UK Bardolph Ltd
Carrizo UK Huntington Ltd
CLLR, Inc.
Hondo Pipeline, Inc.
Mescalero Pipeline, LLC
Monument Exploration, LLC

The Company, Carrizo Oil & Gas, Inc., also has less than a 10% interest in the following entity:

Oxane Materials, Inc.